Exhibit 99
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2022 First Quarter Financial Results
CLEVELAND, April 26, 2022 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2022. All comparisons are to the first quarter of the prior year, unless otherwise noted.

SUMMARY
•Consolidated net sales increased 7.4% in the quarter to $5.00 billion
◦Net sales from stores in U.S. and Canada open more than twelve calendar months increased 3.8% in the quarter
•Diluted net income per share decreased to $1.41 per share in the quarter compared to $1.51 per share in the first quarter 2021
◦Adjusted diluted net income per share decreased to $1.61 per share in the quarter compared to $2.06 per share in the first quarter 2021
•Reaffirming FY22 diluted net income per share guidance in the range of $8.40 to $8.80 per share, including acquisition-related amortization expense of $0.85 per share
◦Reaffirming adjusted diluted net income per share guidance in the range of $9.25 to $9.65 per share

CEO REMARKS

“Our team delivered results in line with our expectations in an environment characterized by strong demand, ongoing cost inflation, and choppy raw material availability that improved meaningfully in the final weeks of the quarter,” said Chairman and Chief Executive Officer, John G. Morikis. “Sales grew 7.4% against a double-digit comparison a year ago, and we delivered sequential improvement in consolidated gross margin and segment margins in all of our businesses. Our margins remained under pressure on a year over year basis, as significant pricing actions previously announced in all businesses have not yet fully caught up to offset highly elevated raw material costs.
“Throughout the quarter, we remained focused on providing differentiated solutions for our customers, and we continue to see opportunity and momentum in every business. In The Americas Group, sales increased in all professional customer segments, led by protective and marine, property maintenance, new residential and residential repaint, and backlogs remain strong. While our Consumer Brands Group faced a challenging prior year comparison, the Group’s sales in North America were nearly flat as we continued to focus on supporting key retail partners and growing our Pros Who Paint initiative. The Performance Coatings Group delivered double-digit sales growth driven by both strong volume and pricing. All businesses and regions in the Group generated growth, led by our packaging and coil divisions. At quarter end, our architectural inventory gallons significantly improved in our distribution centers and our North American paint stores.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Net sales	$4,998.7	$4,656.0	$342.7	7.4%
Income before income taxes	$461.1	$509.0	$(47.9)	(9.4)%
As a % of sales	9.2%	10.9%
Net income per share - diluted	$1.41	$1.51	$(0.10)	(6.6)%
Adjusted net income per share - diluted	$1.61	$2.06	$(0.45)	(21.8)%
Consolidated net sales increased primarily due to selling price increases in all segments and higher product sales volume in the Performance Coatings Group. These increases were partially offset by lower sales volume in the Consumer Brands and The Americas Groups, primarily due to challenging prior year comparisons, along with anticipated raw material availability challenges which are largely behind us. Income before income taxes decreased primarily due to lower sales volumes in the Consumer Brands Group and The Americas Group and higher raw material costs across all three segments, partially offset by selling price increases and SG&A spending controls.
Diluted net income per share included a charge of $0.20 per share for acquisition-related amortization expense.

FIRST QUARTER SEGMENT RESULTS

The Americas Group (“TAG”)

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Net sales	$2,644.1	$2,503.1	$141.0	5.6%
Same-store sales (1)	3.8%	8.2%
Segment profit	$445.4	$480.0	$(34.6)	(7.2)%
Reported segment margin	16.8%	19.2%
(1)    Same-store sales represents net sales from stores in U.S. and Canada open more than twelve calendar months.

Net sales in TAG increased due primarily to sales increases in all professional contractor end markets, partially offset by challenging prior year sales volume comparisons in residential repaint and new residential. The anticipated raw material availability challenges mostly impacted DIY volume, as we prioritized serving our professional painting contractors. TAG segment profit decreased due primarily to lower paint sales volume in all professional architectural contractor and DIY end markets and increased raw material costs, partially offset by selling price increases.

Consumer Brands Group (“CBG”)

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Net sales	$699.4	$778.1	$(78.7)	(10.1)%
Segment profit	$64.9	$143.7	$(78.8)	(54.8)%
Reported segment margin	9.3%	18.5%
Adjusted segment profit (1)	$84.3	$166.5	$(82.2)	(49.4)%
Adjusted segment margin	12.1%	21.4%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in CBG was $19.4 million and $22.8 million in the first quarter of 2022 and 2021, respectively.

Net sales in CBG decreased due primarily to the Wattyl divestiture, lower sales outside of North America, and challenging prior year comparisons, partially offset by selling price increases. CBG segment profit decreased primarily due to lower sales volume, increased raw material costs and supply chain inefficiencies, partially offset by selling price increases. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 280 basis points compared to 290 basis points in the first quarter of 2021.

Performance Coatings Group (“PCG”)

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Net sales	$1,654.1	$1,374.3	$279.8	20.4%
Segment profit	$144.5	$143.8	$0.7	0.5%
Reported segment margin	8.7%	10.5%
Adjusted segment profit (1)	$195.1	$196.7	$(1.6)	(0.8)%
Adjusted segment margin	11.8%	14.3%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in PCG was $50.6 million and $52.9 million in the first quarter of 2022 and 2021, respectively.
Net sales in PCG increased due to higher sales in all end markets, primarily attributable to selling price increases, and sales volume growth in our Packaging and Coil businesses. Currency translation rate changes decreased PCG's net sales by 1.8%. PCG segment profit increased due primarily to higher sales and good cost control, partially offset by increased raw material costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 310 basis points compared to 380 basis points in the first quarter of 2021.

LIQUIDITY AND CASH FLOW
The Company generated $26.3 million in net operating cash during the first quarter of 2022. This cash generation, along with an increase in our short-term borrowings, allowed the Company to return cash of approximately $558.0 million to our shareholders in the form of dividends and share repurchases. The Company purchased 1.45 million shares of its common stock during the first quarter. At March 31, 2022, the Company had remaining authorization to purchase 47.1 million shares of its common stock through open market purchases.

2022 GUIDANCE

	Second Quarter	Full Year
	2022	2022
Net sales	Up low-double digit to mid-teens %	Up high-single digit to low-double digit %

Effective tax rate		Low twenty percent
Diluted net income per share		$8.40	-	$8.80
Adjusted diluted net income per share (1)		$9.25	-	$9.65
(1)    Excludes $0.85 per share of acquisition-related amortization expense.

“We are maintaining our full year adjusted diluted net income per share guidance of $9.25 - $9.65 per share, which represents 16.0% growth from 2021 at the mid-point,” said Mr. Morikis. “While there remains a significant amount of geo-political and raw material inflation uncertainty, demand remains strong across all our architectural and industrial end markets. We expect second quarter 2022 consolidated net sales to be up by a low-double digit to mid-teens percentage compared to the second quarter 2021. For the full year 2022, we continue to anticipate our consolidated net sales will increase by a high-single digit to low-double-digit percentage from 2021. Our expectations for full year raw material inflation remains unchanged at up by a low-double-digit to mid-teens percentage.

“We believe we are through the worst of the industry supply chain challenges and the incremental architectural capacity we added late last year positions us well for the upcoming architectural painting season. We are a stronger and more nimble company than ever before, and the resolve and determination of our 61,000 global employees has never been higher. We remain confident in our strategy, our capabilities and the differentiated product and service solutions we bring to customers, as we expect to continue to outgrow the market long-term. We look forward to our June 8th Financial Community Presentation in New York City, where we will provide an update on business demand and margin trends, as well as raw material dynamics.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2022, at 11:00 a.m. EDT on Tuesday, April 26, 2022. Participating on the call will be Chairman and Chief Executive Officer, John Morikis, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q1 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," "target," "potential," "seek," "intend," "aspire" or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company's ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company's reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company's reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:
Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

Regulation G Reconciliations
Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the loss on the divestiture of Wattyl, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

				Year Ended
	Three Months Ended			December 31, 2022
	March 31, 2022			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.41	$8.40	$8.80

Acquisition-related amortization expense (2)	$.27	$.07	.20	.85	.85

Adjusted diluted net income per share			$1.61	$9.25	$9.65

	Three Months Ended			Year Ended
	March 31, 2021			December 31, 2021
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.51			$6.98

Loss on divestiture	$.41	$.07	.34	$.41	$.07	.34

Acquisition-related amortization expense (2)	.28	.07	.21	1.10	.27	.83

Adjusted diluted net income per share			$2.06			$8.15

(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the loss on the divestiture of Wattyl in 2021. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA.

(millions of dollars)
	Three Months	Three Months
	Ended	Ended
	March 31, 2022	March 31, 2021	$ Change	% Change
Net income	$370.8	$409.6	$(38.8)	(9.5)%
Interest expense	88.4	83.2	5.2	6.3%
Income taxes	90.3	99.4	(9.1)	(9.2)%
Depreciation	65.5	65.4	0.1	0.2%
Amortization	78.0	79.2	(1.2)	(1.5)%
EBITDA	$693.0	$736.8	$(43.8)	(5.9)%
Loss on divestiture		111.9	(111.9)	(100.0)%
Adjusted EBITDA	$693.0	$848.7	$(155.7)	(18.3)%

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$4,998.7	$4,656.0
Cost of goods sold	2,945.8	2,544.0
Gross profit	2,052.9	2,112.0
Percent to net sales	41.1%	45.4%
Selling, general and administrative expenses	1,407.5	1,325.9
Percent to net sales	28.2%	28.5%
Other general expense - net	2.5	117.5
Amortization	78.0	79.2
Interest expense	88.4	83.2
Interest income	(0.9)	(0.6)
Other expense (income) - net	16.3	(2.2)
Income before income taxes	461.1	509.0
Income taxes	90.3	99.4
Net income	$370.8	$409.6

Net income per common share:
Basic	$1.43	$1.54
Diluted	$1.41	$1.51

Weighted average shares outstanding:
Basic	258.8	265.8
Diluted	263.1	270.6

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2022		2021
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended March 31:
The Americas Group	$2,644.1	$445.4	$2,503.1	$480.0
Consumer Brands Group	699.4	64.9	778.1	143.7
Performance Coatings Group	1,654.1	144.5	1,374.3	143.8
Administrative	1.1	(193.7)	0.5	(258.5)
Consolidated totals	$4,998.7	$461.1	$4,656.0	$509.0

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$401.1	$314.7
Accounts receivable, net	2,783.6	2,414.1
Inventories	2,328.6	1,847.3
Other current assets	573.1	533.5
Total current assets	6,086.4	5,109.6
Property, plant and equipment, net	1,907.3	1,780.4
Goodwill	7,058.8	7,011.3
Intangible assets	4,004.0	4,210.0
Operating lease right-of-use assets	1,837.9	1,728.8
Other assets	836.0	594.9
Total assets	$21,730.4	$20,435.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,739.7	$818.1
Accounts payable	2,860.8	2,217.0
Compensation and taxes withheld	572.3	551.2
Accrued taxes	178.2	282.6
Current portion of long-term debt	260.7	428.5
Current portion of operating lease liabilities	416.0	385.8
Other accruals	925.4	968.4
Total current liabilities	6,953.1	5,651.6
Long-term debt	8,592.3	7,862.4
Postretirement benefits other than pensions	258.4	274.3
Deferred income taxes	760.2	797.8
Long-term operating lease liabilities	1,481.2	1,402.9
Other long-term liabilities	1,450.9	1,367.3
Shareholders’ equity	2,234.3	3,078.7
Total liabilities and shareholders’ equity	$21,730.4	$20,435.0

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended
	March 31,
	2022	2021
Depreciation	$65.5	$65.4
Capital expenditures	106.3	64.3
Cash dividends	150.9	151.8
Amortization of intangibles	78.0	79.2

Significant components of Other general expense - net:
Provision for environmental related matters - net	$0.6	$2.5
Loss on divestiture of business	—	111.9
Loss on sale or disposition of assets	1.9	3.1

Significant components of Other expense (income) - net:
Investment losses (gains)	$6.7	$(6.5)
Net expense from banking activities	2.9	2.6
Foreign currency transaction related losses	4.1	2.5
Other (1)	2.6	(0.8)

Store Count Data:
The Americas Group - net new stores	4	11
The Americas Group - total stores	4,863	4,785
Performance Coatings Group - net new branches	—	(1)
Performance Coatings Group - total branches	282	281

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.